                                                                     EXHIBIT 2.1
                                                                     -----------

                                                                  EXECUTION COPY

                 =============================================
                               MEMBERSHIP INTEREST
                               PURCHASE AGREEMENT
                 =============================================



                                     BETWEEN

                             HARRIS CORPORATION AND
                               VFC CAPITAL, INC.,
                (A WHOLLY-OWNED SUBSIDIARY OF HARRIS CORPORATION)

                                       AND

                          GENERAL ELECTRIC COMPANY AND
                          GE INVESTMENT VENTURES, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF GENERAL ELECTRIC COMPANY)

                           DATED AS OF APRIL 30, 2001

                            RELATING TO INTERESTS IN

                      GE-HARRIS RAILWAY ELECTRONICS, L.L.C.


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                                TABLE OF CONTENTS

                                TABLE OF CONTENTS

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                                                                                                               PAGE
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. Certain Defined Terms...............................................................................1

                                   ARTICLE II

                                PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Harris Membership Interest.................................................4
SECTION 2.02. Purchase Price......................................................................................4
SECTION 2.03. Closing.............................................................................................4
SECTION 2.04. Closing Deliveries by the Seller....................................................................4
SECTION 2.05. Closing Deliveries by the Purchaser.................................................................5

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01. Organization and Authority of the Seller; Ownership of VFC..........................................5
SECTION 3.02. Ownership of the Harris Membership Interest.........................................................5
SECTION 3.03. No Conflict.........................................................................................6
SECTION 3.04. Governmental Consents and Approvals.................................................................6
SECTION 3.05. Litigation..........................................................................................6

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization and Authority of the Purchaser; Ownership of GEIV......................................6
SECTION 4.02. No Conflict ........................................................................................7
SECTION 4.03. Governmental Consents and Approvals.................................................................7
SECTION 4.04. Litigation .........................................................................................7

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct Prior to Closing............................................................................8
SECTION 5.02. Regulatory Authorizations...........................................................................8



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
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

SECTION 5.03. Notice of Developments..............................................................................8
SECTION 5.04. Use of Marks .......................................................................................8
SECTION 5.05. Release and Discharge...............................................................................8
SECTION 5.06. Further Action......................................................................................9
SECTION 5.07. Survival of LLC Agreement Provisions................................................................9
SECTION 5.08. License Agreement; Guaranty.........................................................................9
SECTION 5.09. Non-Solicitation...................................................................................10

                                   ARTICLE VI

                                   TAX MATTERS

SECTION 6.01. Conveyance Taxes...................................................................................11

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of the Seller............................................................11
SECTION 7.02. Conditions to Obligations of the Purchaser.........................................................12

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

SECTION 8.01. Termination .......................................................................................13
SECTION 8.02. Effect of Termination..............................................................................13
SECTION 8.03. Waiver ............................................................................................13

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01. Expenses ..........................................................................................14
SECTION 9.02. Notices ...........................................................................................14
SECTION 9.03. Public Announcements...............................................................................14
SECTION 9.04. Headings ..........................................................................................14
SECTION 9.05. Severability ......................................................................................14
SECTION 9.06. Entire Agreement...................................................................................14
SECTION 9.07. Assignment ........................................................................................15
SECTION 9.08. No Third Party Beneficiaries.......................................................................15
SECTION 9.09. Amendment .........................................................................................15
SECTION 9.10. Governing Law......................................................................................15
SECTION 9.11. Counterparts ......................................................................................15
SECTION 9.12. Specific Performance...............................................................................15

                  MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 30, 2001, between (i) HARRIS CORPORATION, a Delaware corporation ("HARRIS") and VFC CAPITAL, INC., a Delaware corporation ("VFC"; and together with Harris, the "SELLER") acting through its Government Communications Systems Division ("GCSD"); and (ii) GENERAL ELECTRIC COMPANY, a New York corporation ("GE") and GE INVESTMENT VENTURES, INC., a Delaware corporation ("GEIV"; and together with GE, the "PURCHASER") acting through its Transportation Systems Business ("GETS").

                              W I T N E S S E T H:

                  WHEREAS, the Seller and the Purchaser are parties to that certain Limited Liability Company Agreement, dated July 7, 1995 (the "LLC AGREEMENT"), pursuant to which the Seller and the Purchaser joined together to form GE-Harris Railway Electronics, L.L.C. (the "LLC"), a limited liability company organized under the laws of the State of Delaware, for the purposes and upon the terms and conditions set forth in the LLC Agreement; and

                  WHEREAS, VFC owns a forty-nine percent (49%) Membership Interest (as defined below) in the LLC (the "HARRIS MEMBERSHIP INTEREST") and the Purchaser owns a fifty-one percent (51%) Membership Interest in the LLC; and

                  WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Harris Membership Interest, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Seller and the LLC are parties to that certain Harris Technology License Agreement, dated and effective as of July 7, 1995 (the "LICENSE AGREEMENT"), pursuant to which the Seller makes certain patent rights and technical know-how available to the LLC on the terms and conditions as stated therein; and

                  WHEREAS, for the benefit of the Purchaser and the LLC, the Seller wishes to modify, and the Purchaser wishes to be modified, the License Agreement, on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  SECTION 1.01. CERTAIN DEFINED TERMS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "AGREEMENT" or "THIS AGREEMENT" means this Membership Interest Purchase Agreement, dated as of April 30, 2001, between the Seller and the Purchaser and all amendments hereto made in accordance with the provisions of
Section 9.09.

                  "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

                  "CLOSING" has the meaning specified in Section 2.03.

                  "CLOSING DATE" has the meaning specified in Section 2.03.

                  "CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "GE" has the meaning specified in the introductory paragraph to this Agreement.

                  "GEIV" has the meaning specified in the introductory paragraph to this Agreement.

                  "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "HARRIS" has the meaning specified in the introductory paragraph to this Agreement.



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

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                  "LICENSE AGREEMENT" has the meaning specified in the recitals to this Agreement.

                  "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the LLC or the Harris Membership Interest that, individually or in the aggregate with any other circumstances, changes in, or effects on, the LLC or the Harris Membership Interest: (a) is, or could be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the LLC or (b) could adversely affect the ability of the Purchaser to operate or conduct the business of the LLC in the manner in which it is currently operated or conducted by the Members, except for any circumstances, changes or effects resulting from changes in general economic, regulatory or other factors that affect the business of the LLC.

                  "MEMBER" means each of VFC and the Purchaser.

                  "MEMBERSHIP INTEREST" means the interest of a Member (expressed as a percentage) in the LLC, including the right of a Member to have contributed to the LLC substantially all the assets of Harmon Industries, Inc.; it being acknowledged that such right has no impact on the capital or Capital Accounts (as defined in the LLC Agreement) of the Members.

                  "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "PURCHASE PRICE" has the meaning specified in Section 2.02.

                  "PURCHASE PRICE BANK ACCOUNT" means a bank account in the United States to be designated by VFC in a written notice to the Purchaser at least two Business Days before the Closing.

                  "PURCHASER" has the meaning specified in the introductory paragraph to this Agreement.

                   "SELLER" has the meaning specified in the introductory paragraph to this Agreement.

                  "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

                  "VFC" has the meaning specified in the introductory paragraph to this Agreement.

                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. PURCHASE AND SALE OF THE HARRIS MEMBERSHIP INTEREST.

                  Upon the terms and subject to the conditions of this Agreement, at the Closing, VFC shall sell to the Purchaser, and the Purchaser shall purchase from VFC, the Harris Membership Interest.

                  SECTION 2.02. PURCHASE PRICE.

                  The aggregate purchase price paid for the Harris Membership Interest shall be $50,000,000 (the "PURCHASE PRICE").

                  SECTION 2.03. CLOSING.

                  Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Harris Membership Interest contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M., New York time on the second Business Day following the expiration or termination of all applicable waiting periods under the HSR Act or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

                  SECTION 2.04. CLOSING DELIVERIES BY THE SELLER.

                  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

                  (a) a deed of transfer or other document or instrument reasonably satisfactory to the Purchaser evidencing the transfer of the Harris Membership Interest;

                  (b) a receipt for the Purchase Price;

                  (c) the release and discharge required to be delivered pursuant to Sections 5.05 and 7.02(c); and

                  (d) a certificate of the Seller (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act.

                  SECTION 2.05. CLOSING DELIVERIES BY THE PURCHASER.

                  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

                  (a) the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account; and

                  (b) the release and discharge required to be delivered pursuant to Sections 5.05 and 7.01(c).

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

                  SECTION 3.01. ORGANIZATION AND AUTHORITY OF THE SELLER; OWNERSHIP OF VFC.

                  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller, the performance by each Seller of its respective obligations hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. VFC is a wholly-owned subsidiary of Harris.

                  SECTION 3.02. OWNERSHIP OF THE HARRIS MEMBERSHIP INTEREST.

                  VFC is the owner of record and beneficial owner of the Harris Membership Interest, free and clear of all Encumbrances other than the LLC Agreement. Other than the LLC Agreement and the letter dated July 15, 2000 between the parties hereto, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Harris Membership Interest or obligating the Seller to issue or sell the Harris Membership Interest, or any other interest in, the LLC. Upon consummation of the transactions contemplated by this Agreement and registration of the Harris Membership Interest in the name of the Purchaser in the records of LLC, the Purchaser will own the Harris Membership Interest free and clear of all Encumbrances created by or attributable to the Seller. Except as contemplated in the LLC Agreement, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Harris Membership Interest.

                  SECTION 3.03. NO CONFLICT.

                  Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained or made, except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Harris Membership Interest or on any of the assets or properties of the Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which the Harris Membership Interest or any of such assets or properties is bound or affected.

                  SECTION 3.04. GOVERNMENTAL CONSENTS AND APPROVALS.

                  The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except the notification requirements of the HSR Act.

                  SECTION 3.05. LITIGATION.

                  There are no Actions by or against the Seller or any of its Affiliates relating to the LLC or the Harris Membership Interest pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority). Neither the Harris Membership Interest nor the Seller is subject to any Governmental Order (nor, to the best knowledge of the Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

                  SECTION 4.01. ORGANIZATION AND AUTHORITY OF THE PURCHASER; OWNERSHIP OF GEIV.




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

                  Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Purchaser, the performance by each Purchaser of its respective obligations hereunder and the consummation by each Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with its terms. GEIV is a wholly-owned subsidiary of GE.

                  SECTION 4.02. NO CONFLICT.

                  Assuming compliance with the notification requirements of the HSR Act, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

                  SECTION 4.03. GOVERNMENTAL CONSENTS AND APPROVALS.

                  The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except the notification requirements of the HSR Act.

                  SECTION 4.04. LITIGATION.

                  No claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Purchaser's ability to consummate, the transactions contemplated by this Agreement.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. CONDUCT PRIOR TO CLOSING.

                  Each of the Seller and the Purchaser hereby covenants and agrees that, between the date hereof and the time of the Closing, it shall not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any of its representations or warranties to be untrue or result in a breach of any covenant made by it in this Agreement.

                  SECTION 5.02. REGULATORY AUTHORIZATIONS.

                  Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                  SECTION 5.03. NOTICE OF DEVELOPMENTS.

                  Prior to the Closing (i) each of the Seller and the Purchaser shall promptly notify the other party in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of its representations, warranties or covenants contained in this Agreement or which could reasonably be expected to have the effect of making any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect and (ii) the Seller shall promptly notify the Purchaser of any material developments affecting the Harris Membership Interest.

                  SECTION 5.04. USE OF MARKS.

                  The Seller acknowledges that from and after the Closing, the name "GE-Harris Railway Electronics, L.L.C." and all similar or related names, marks and logos currently used in the LLC's business (all of such names, marks and logos being the "LLC NAMES") shall be owned by the LLC, that neither the Seller nor any of its Affiliates shall have any rights in the LLC Names, and that neither the Seller nor any of its Affiliates will contest the ownership or validity of any rights of the Purchaser or the LLC in or to the LLC Names. Notwithstanding the foregoing, Purchaser agrees (i) to cease and to cause the LLC to cease the use of the name "Harris" in the LLC and in related names, marks and logos of the LLC within one year from the date hereof and (ii) to cause the LLC to comply with the terms of the Harris Trademark and Trade Name Agreement, effective as of July 7, 1995, in connection with the use of the "Harris" name or logos, which Harris Trademark and Trade Name Agreement shall expire one year from the date of Closing unless earlier terminated.

                  SECTION 5.05. RELEASE AND DISCHARGE.




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

                  The parties hereto covenant and agree at the Closing to execute and deliver to the other party a general release and discharge, in form and substance reasonably satisfactory to such other party, releasing and discharging such other party (and, in the case of the release and discharge delivered to the Purchaser, releasing and discharging the LLC) from any and all claims arising out of the LLC Agreement, the License Agreement, the LLC or the transactions or occurrences related thereto prior to the Closing Date.

                  SECTION 5.06. FURTHER ACTION.

                  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. With respect to any contracts, agreements or other arrangements entered into by the Seller prior to the date hereof that are for the benefit or convenience of the LLC (the "SELLER CONTRACTS"), the Seller agrees that for a period of one (1) year following the date hereof (i) the LLC may, at its option, but only to the extent permitted by the terms of the Seller Contracts and at no additional cost to the Seller, continue to receive the goods and/or services provided pursuant to the Seller Contracts in accordance with their respective terms and (ii) the Seller shall not terminate the Seller Contracts without the consent of the LLC.

                  SECTION 5.07. SURVIVAL OF LLC AGREEMENT PROVISIONS.

                  Notwithstanding the sale of the Harris Membership Interest by the Seller to the Purchaser, and notwithstanding any termination of the LLC Agreement on or after the Closing Date, the Seller and the Purchaser acknowledge and agree, in accordance with Section 10.6 of the LLC Agreement, that (i) Sections 6.4 (tax returns), 6.5 (tax matters partner), 9.1 (public announcements) and 9.2 (confidentiality) of the LLC Agreement shall survive such sale or any termination of the LLC Agreement on or after the Closing Date, and
(ii) it shall comply at all times with Sections 9.1 and 9.2 of the LLC Agreement in accordance with the terms thereof. Further, for the avoidance of doubt, the Seller acknowledges and agrees that the business of the LLC may be continued in whole or substantial part by the Purchaser or one of its Affiliates following the sale of the Harris Membership Interest by the Seller to the Purchaser or following any termination of the LLC Agreement, and the Seller acknowledges and agrees that, as with respect to it only, (i) Section 9.3 (protection of business) of the LLC Agreement shall survive such sale or any termination of the LLC Agreement on or after the Closing Date for a period of three (3) years, (ii) that it shall comply, until the third anniversary of the Closing Date, at all times during such period with Section 9.3 of the LLC Agreement in accordance with the terms thereof, and (iii) that effective as of the Closing Date, neither the Purchaser nor GETS shall have any further obligations under Section 9.3 of the LLC Agreement.

                  SECTION 5.08. LICENSE AGREEMENT; GUARANTY.

                  (a) With respect to the License Agreement, the Seller and the Purchaser (on behalf of the LLC) agree, effective as of the Closing Date, as follows:

                  (i) subject to the terms of this Section 5.08, the License Agreement shall remain in full force and effect;

                  (ii) Article V of the License Agreement is hereby terminated in its entirety, and neither the Seller, the Purchaser nor the LLC shall have any further compensation obligations regarding existing or future license rights under the License Agreement;

                  (iii) all license rights granted to the LLC under the License Agreement as of the date hereof shall continue in full force and effect;

                  (iv) all license rights granted to the Seller under the License Agreement as of the date hereof shall continue in full force and effect;

                  (v) all ongoing obligations of the LLC and the Seller under the LLC Agreement or the License Agreement with respect to licensing of intellectual property rights (including rights in patents, copyrights, and technical information) for which license rights have not been granted as of the date hereof, including intellectual property not in existence as of the date hereof, are hereby terminated;

                  (vi) the Seller shall have no further obligation to the LLC with respect to furnishing and exploiting "Company Background Technical Information" and "Future Technical Information" under Paragraph III.A of the License Agreement; and

                  (vii) all references in the License Agreement to "ESS" shall be deemed to be references to GCSD.

                  (b) The Seller and the Purchaser each agree that, effective as of the Closing Date, the Guaranty, dated as of March 8, 1999 and issued by the Seller in favor of the Purchaser, is hereby terminated in all respects and is of no further force and effect.

                  SECTION 5.09. NON-SOLICITATION.

(a) For a period of two (2) years after the Closing Date (the "RESTRICTED PERIOD"), the Seller agrees that it will not in any way, directly or indirectly, without the consent of the LLC or the Purchaser, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Seller as of the Closing Date (i) interfere with or attempt to interfere with any persons who are, or were, during the thirty (30)-day period before the Closing Date, employees, officers, representatives or agents of the LLC, or employees, officers, representative or agents of GETS or Harmon Industries, Inc. primarily involved in the business of the LLC (collectively the "LLC SERVICE PROVIDERS")
(ii) solicit, interview, induce, hire or attempt to solicit, interview, induce or hire any of the LLC Service Providers to leave the employ or other service of the LLC, GETS, or Harmon Industries, Inc. or (iii) induce, or attempt to induce, any of the LLC Service Providers to violate the terms of their contracts, or any employment arrangements, with the LLC, GETS, or Harmon Industries, Inc.; PROVIDED, HOWEVER, that the foregoing shall not prohibit a general solicitation to the public made exclusively through regional, national or international media and interviewing and hiring LLC Service Providers solicited thereby; PROVIDED FURTHER, HOWEVER, that the Seller shall not be prohibited from interviewing or hiring any employee, officer,



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

representative or agent of the LLC who, at the time of interviewing or hiring, has not been an employee, officer, representative or agent of the LLC for a period of six months, so long as the Seller shall not have solicited or induced such employee, officer, representative or agent to terminate such employment.

                  (b) During the Restricted Period, GETS agrees that it will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by GETS as of the Closing Date (i) interfere with or attempt to interfere with any persons who are, or were, during the thirty (30)-day period before the Closing Date, employees, officers, representatives or agents of the Seller (collectively, the "SELLER SERVICE PROVIDERS") (ii) solicit, interview, induce, hire or attempt to solicit, induce or hire any of the Seller Service Providers to leave the employ or other service of the Seller or (iii) induce, or attempt to induce, any of the Seller Service Providers to violate the terms of their contracts, or any employment arrangements, with the Seller; provided, however, that the foregoing shall not prohibit a general solicitation to the public made exclusively through regional, national or international media and interviewing and hiring Seller Service Providers solicited thereby.

                  (c) For a period of two (2) years following the Closing Date, in the event that any LLC Service Provider is hired by Seller pursuant to a written waiver of the terms of this Section 5.09, then to the extent permitted by law (and to the extent permitted by the applicable plan), Seller shall accord any such LLC Service Provider who was a former employee of Harris full credit under applicable employee benefit and welfare plans for time of service with the LLC.

                                   ARTICLE VI

                                   TAX MATTERS

                  SECTION 6.01. CONVEYANCE TAXES.

                  The Seller and the Purchaser each shall share equally any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Each party shall execute and deliver all instruments and certificates necessary to enable the other party to comply with the foregoing.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

                  SECTION 7.01. CONDITIONS TO OBLIGATIONS OF THE SELLER.



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

                  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Harris Membership Interest contemplated hereby shall have expired or shall have terminated;

                  (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that the provisions of this
Section 7.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action; and

                  (c) RELEASE AND DISCHARGE. The Seller shall have received the release and discharge from the Purchaser referred to in Section 5.05 in form and substance reasonably satisfactory to the Seller.

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

                  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Harris Membership Interest contemplated hereby shall have expired or shall have terminated;

                  (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that the provisions of this
Section 7.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action; and

                  (c) RELEASE AND DISCHARGE. The Purchaser shall have received the release and discharge from the Seller referred to in Section 5.05 in form and substance reasonably satisfactory to the Purchaser.

                                  ARTICLE VIII

                             TERMINATION AND WAIVER

                  SECTION 8.01. TERMINATION.

                  This Agreement may be terminated at any time prior to Closing:

                  (a) by either the Seller or the Purchaser if the Closing shall not have occurred by October 1, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

                  (b) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transfer of the Harris Membership Interest contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) by the mutual written consent of the Seller and the Purchaser.

                  SECTION 8.02. EFFECT OF TERMINATION.

                  In the event of termination of this Agreement as provided in
Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections
9.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

                  SECTION 8.03. WAIVER.

                  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. EXPENSES.

                  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  SECTION 9.02. NOTICES.

                  All notices, requests, claims, demands and other communications hereunder shall be made in accordance with Section 12.4 of the LLC Agreement.

                  SECTION 9.03. PUBLIC ANNOUNCEMENTS.

                  The parties to this Agreement shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the LLC or the LLC Agreement and, except as may be required by Law or any national or international securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party.

                  SECTION 9.04. HEADINGS.

                  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.05. SEVERABILITY.

                  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 9.06. ENTIRE AGREEMENT.

                  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

                  SECTION 9.07. ASSIGNMENT.

                  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); PROVIDED, HOWEVER, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Seller; PROVIDED FURTHER, HOWEVER, that no such assignment shall release the Purchaser from any of its obligations under this Agreement.

                  SECTION 9.08. NO THIRD PARTY BENEFICIARIES.

                  Except with respect to Article V, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is the intention of the parties that the LLC shall be a third party beneficiary of the agreements set forth in Article V.

                  SECTION 9.09. AMENDMENT.

                  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.03.

                  SECTION 9.10. GOVERNING LAW.

                  This Agreement shall be governed by the laws of the State of New York, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

                  SECTION 9.11. COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 9.12. SPECIFIC PERFORMANCE.

                  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               HARRIS CORPORATION


                               By:               /s/ PHILLIP W. FARMER
                                   --------------------------------------
                                   Name:         Phillip W. Farmer
                                   Title:        Chairman, President and
                                                 Chief Executive Officer

                               VFC CAPITAL, INC.


                               By:               /s/ BRYAN R. ROUB
                                   --------------------------------------
                                   Name:         Bryan R. Roub
                                   Title:        President and Controller


                               GENERAL ELECTRIC COMPANY


                               By:               /s/ JOHN KRENICKI
                                   --------------------------------------
                                   Name:         John Krenicki
                                   Title:        President and CEO of
                                                 General Electric
                                                 Transportation Systems

                               GE INVESTMENT VENTURES, INC.


                               By:               /s/ JOHN KRENICKI
                                   --------------------------------------
                                   Name:         John Krenicki
                                   Title:        Authorized Signatory